                              CERTIFICATE OF TRUST
                                       OF
                         NICHOLAS-APPLEGATE SERIES TRUST


          The undersigned, constituting the sole member of the Board of Trustees of NICHOLAS-APPLEGATE SERIES TRUST (the "Trust"), in order to form a Delaware business trust pursuant to Section 3810 of the Delaware Business Trust Act, does hereby certify the following:

          1. The name of the Delaware business trust is NICHOLAS-APPLEGATE SERIES TRUST.

          2. Prior to the issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

          3. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

          4. The registered office of the Trust in Delaware is NICHOLAS-APPLEGATE SERIES TRUST, c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

          5. The registered agent for service of process on the Trust is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

          6. This Certificate of Trust shall be effective the date it is filed with the Office of the Delaware Secretary of State.

          IN WITNESS WHEREOF, the undersigned Trustee of NICHOLAS-APPLEGATE SERIES TRUST has executed this Certificate as of the 20th day of July, 1995.


                                     s/ Arthur E. Nicholas
                                     ---------------------------------
                                        Arthur E. Nicholas